Exhibit 99.(a)(5)(B)

HARMONY BIOSCIENCES ANNOUNCES EXTENSION OF TENDER OFFER TO ACQUIRE ZYNERBA PHARMACEUTICALS, INC.

PLYMOUTH MEETING, Pa, September 27, 2023 — In connection with the previously announced merger agreement, Harmony Biosciences Holdings, Inc. (“Harmony”) (Nasdaq: HRMY), today announced that Xylophone Acquisition Corp., a wholly owned subsidiary of Harmony, has extended the expiration of its tender offer to acquire all of the outstanding shares of common stock of Zynerba Pharmaceuticals, Inc. (“Zynerba”) (Nasdaq: ZYNE) to 5:00 p.m., New York City time, on Tuesday, October 10, 2023, unless further extended. The tender offer was previously scheduled to expire at 5:00 p.m., New York City time, on Tuesday, September 26, 2023. All other terms and conditions of the tender offer remain unchanged.

The depositary for the tender offer has advised that, as of 5:00 p.m., New York City time, on Tuesday, September 26, 2023, a total of 17,298,313 shares of Zynerba’s common stock were validly tendered and not withdrawn in the tender offer, which represent approximately 32.1% of the total number of shares of Zynerba’s outstanding common stock.

About Harmony Biosciences
At Harmony Biosciences, we specialize in developing and delivering treatments for rare neurological diseases that others often overlook. We believe that where empathy and innovation meet, a better life can begin for people living with neurological diseases. Established by Paragon Biosciences, LLC, in 2017 and headquartered in Plymouth Meeting, PA, our team of experts from a wide variety of disciplines and experiences is driven by our shared conviction that innovative science translates into therapeutic possibilities for our patients, who are at the heart of everything we do. For more information, please visit www.harmonybiosciences.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements, including as they relate to Harmony and Zynerba, the anticipated occurrence, manner and timing of the proposed transaction, the future development of their technologies and product candidates, including the development of and market opportunities for Zynerba’s technology and product candidates, the future value (if any) of the contingent value rights, Harmony’s strategy, and the anticipated synergies and benefits from the proposed transaction, are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Potential risks, uncertainties and other factors to be considered include, among others, that Zynerba stockholders may not tender a sufficient number of shares in the tender offer; the length of time necessary to consummate the proposed transaction may be longer than anticipated, or it may not be consummated at all; problems may arise in successfully integrating the business and technologies of Harmony and Zynerba, and Harmony may not realize the expected benefits of the proposed transaction; the proposed transaction may involve unexpected costs; the businesses may suffer as a result of uncertainty surrounding the proposed transaction, including difficulties in maintaining relationships with third parties or retaining key employees; and even if the transaction is consummated no contingent consideration may become payable. For further discussion of these and other risks and uncertainties, see Harmony’s and Zynerba’s most recent Form 10-K and Form 10-Q filings with the United States Securities and Exchange Commission (the “SEC”), including under the headings “Risk Factors.” You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except as required by law, neither Harmony nor Zynerba is under any duty to update any of the information in this document.

Additional Information about the Acquisition and Where to Find It
This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Zynerba, nor is it a substitute for the tender offer materials that Harmony and Xylophone Acquisition Corp. filed with the SEC upon commencement of the tender offer. Harmony and Purchaser initially filed tender offer materials on Schedule TO on August 28, 2023, and Zynerba initially filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer on August 28, 2023. Holders of shares of Zynerba common stock are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement (as each may be amended or supplemented from time to time) because they will contain important information that holders of shares of Zynerba common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, have been available to all holders of shares of Zynerba at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. In addition, these materials are at no charge on the Enhanced SEC Filings section of the Investor Relations page of Zynerba’s website at https://www.zynerba.com/ and by directing a request to the information agent for the tender offer, whose information will be set forth in the Offer to Purchase.

Harmony Biosciences Investor Contact:
Luis Sanay, CFA
445-235-8386
lsanay@harmonybiosciences.com

Harmony Biosciences Media Contact:
Cate McCanless
202-641-6086
cmccanless@harmonybiosciences.com